UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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FANSTEEL INC.
(Name of Registrant as Specified In Its Charter)

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FANSTEEL INC.
1746 Commerce Road
Creston, Iowa 50801
Telephone:  (641) 782-8521 x111
Facsimile:  (641) 782-5390

NOTICE OF ACTION BY WRITTEN CONSENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Fansteel Inc.:

This Information Statement is being distributed on or about September __, 2009 by the Board of Directors (the "Board") of Fansteel Inc., a Delaware corporation (the "Corporation" or "we", "us" or "our"), to the holders of record of our issued and outstanding Common Stock, par value $0.01 per share ("Common Stock"), as of the close of business on September __, 2009 (the "Record Date"), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We had no outstanding preferred stock ("Preferred Stock") outstanding on the Record Date.

The purpose of this Information Statement is to inform holders of our Common Stock that the Board and the holders of a majority of the outstanding shares of our Common Stock have approved the following proposals (the "Proposals"):

(1)           Approval of the election of three Directors of the Corporation for the coming year;

(2)           Approval of the ratification of the selection of Kiesling Associates LLP as the Corporation's independent auditors for the year ending December 31, 2009;

(3)           Approval of an amendment and restatement of the Corporation's Amended Certificate of Incorporation, attached hereto as Exhibit A, to effect a 7,500 to 1 reverse split of our issued and outstanding Common Stock (the "Reverse Split").

The primary effect of the Reverse Split will be to reduce our total number of record holders to below 300 by cashing out any shareholders who own less than 7,500 shares of our Common Stock immediately before ______________, 2009 (the "Effective Date"). This reduction will allow us to terminate registration of our Common Stock under the Exchange Act, as amended, and our reporting obligations thereunder. We anticipate that the Reverse Split will result in cost savings to us beginning in late 2009 and on an annual basis thereafter and the reasons for the Reverse Split are explained in more detail in this Information Statement.

As a result of the Reverse Split, (a) each stockholder owning fewer than 7,500 shares of our Common Stock immediately before the Effective Date of the Reverse Split will have their shares automatically cancelled and receive $0.35 in cash, without interest, for each such share and will no longer be a stockholder of the Corporation; and (b) each stockholder holding 7,500 or more shares immediately before the Effective Date will receive 1 share for each 7,500 shares it held before the Effective Date and $0.35 in cash, without interest, per each such share that would result in a fractional share.

On August 23, 2009, the Board unanimously approved the Proposals.  Under the Delaware General Corporation Law ("Delaware Law"), the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date was required to approve the Proposals.  Under Section 228 of the Delaware General Corporation Law, action by stockholders may be taken without a meeting, without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.  On that basis, the Proposals were adopted on September 3, 2009 by the written consent of the holders of 2,388,730 shares of Common Stock, representing a 70% interest in our issued and outstanding Common Stock and were submitted to the Secretary of the Corporation on or about September 4, 2009.  The actions contemplated therein will become effective on the Effective Date, which shall be at least 20 days following the distribution of this Information Statement.  Holders of our Common Stock do not have appraisal or dissenter's rights under Delaware Law in connection with the matters approved by stockholders in this Information Statement.

This Information Statement serves as notice of written consent to the foregoing actions in accordance with Section 228(e) of Delaware Law.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL DEFENSE.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

	By:	/s/ Curtis J. Zamec, II
September 8, 2009		Curtis J. Zamec, II President and Chief Executive Officer

FANSTEEL INC.
1746 Commerce Road
Creston, Iowa 50801
Telephone:  (641) 782-8521 x111
Facsimile:  (641) 782-5390

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being distributed on or about September __, 2009 by the Board of Directors (the "Board") of Fansteel Inc., a Delaware corporation (the "Corporation" or "we," "us," or "our"), to the holders of record of our issued and outstanding common stock, par value $0.01 per share ("Common Stock"), as of the close of business on September __, 2009 (the "Record Date"), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We had no shares of Preferred Stock outstanding on the Record Date.

The purpose of this Information Statement is to provide notice to our stockholders that certain of our stockholders took action by written consent as described below to approve the following proposals:

(1)           Approval of the election of three Directors of the Corporation for the coming year;

(2)           Approval of the ratification of the selection of Kiesling Associates LLP as the Corporation's independent auditors for the year ending December 31, 2009;

(3)           Approval of an amendment and restatement of the Corporation's Amended Certificate of Incorporation, attached hereto as Exhibit A, to effect a 7,500 to 1 Reverse Split of issued and outstanding Common Stock (the "Reverse Split").

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Information Statement, the words or phrases "believe," "expects," "intends," "targeted," "will likely result", "are expected to," "will continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements."  Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected.  We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Readers are advised that actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Information Statement or in our other filings with the Securities and Exchange Commission ("SEC").  To the extent that there is any material change in the information discussed in this Information Statement, we will promptly disclose the change as required by applicable SEC rules and regulations.  Please see the section of this Information Statement entitled "Available Information."

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements.  These factors are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on May 14, 2009, as set forth in Item 1A – Risk Factors, thereof.

TABLE OF CONTENTS

Summary Term Sheet of Reverse Split	7
Terms of Reverse Split and Effects on Stockholders	7
Purpose and Reasons	7
Fairness of Reverse Split	7
Authorization of Reverse Split and Voting Information	7
Effective Date	8
No Appraisal Rights	8
Distribution of Information Statement	8
Share Price	8
Material United States Federal Income Tax Consequences	8
Unclaimed Property Laws	8
Termination of Reverse Split	8
Important Notice	9
Executive Compensation	9
Summary Executive Officer Compensation Table	10
Executive Officer Compensation Summary	10
Outstanding Equity Awards at Fiscal Year-End	11
Compensation of Directors	11
Summary Director Compensation Table	12
Director Compensation Summary	12
Employment Contracts, Termination of Employment and Change-in-Control Provisions	12
Fees Billed for Audit and Non-Audit Services	12
Pre-Approval Policy for Audit and Non-Audit Services	13
Board of Directors Audit Report	13
Security Ownership of Certain Beneficial Owners and Management	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Directors and Executive Officers	15
Transactions with Related Persons, Promoters and Certain Control Persons	15
Section 16(A) Beneficial Ownership Reporting Compliance	16
Code of Ethics	16
Corporate Governance	16
Independent Directors	16
Board Meetings and Committees; Annual Meeting Attendance	17
Shareholder Communications	17
Item 1: Election of Directors
Director Nominees	17
Item 2: Ratification of the Board's Selection of Kiesling Associates LLP as Independent Auditors for 2009	18
Item 3: Amendment and Restatement of the Certificate of Incorporation to Effect Reverse Split	18
Description of Reverse Split	18
Terms of the Reverse Split	19
Special Factors Pertaining to the Reverse Split	19
Purposes and Reasons, Alternatives and Effects of the Reverse Split	19
Purposes and Reasons	19
Alternatives	21
Issuer Tender Offer	21
Reorganization Through a Cash-out Merger	21
Maintaining the Status Quo	21
Effects of the Reverse Split	21
Effects on Cashed-out Holders	21
Effects on Continuing Holders	22
Effects on Share Certificates	23
Effects on Us	23
Effects on Rights of Shareholder	23

Effects on Our Executive Officers, Directors and Affiliates	23
Fairness of the Reverse Split	24
Reports, Opinion, Appraisals, Negotiations	25
Additional Information on the Reverse Split	25
Past Transactions – Change in Control and Description and Interest of Certain Persons in Matters to be Acted Upon	25
Sources and Amounts of Funds	26
Financial Information	26
Historical Financial Information	26
Summary Financial Information	26
Certain Financial Effects of the Reverse Split	27
Ratio of Earnings to Fixed Charges	27
Pro Forma Information	28
Voting Securities	31
Market Price of Our Common Stock	31
Dividends	32
Stockholders	32
Stock Purchases	32
Voting Information	32
How the Reverse Split will be Effected	33
Material United States Federal Income Tax Consequences	33
Unavailability of Appraisal or Dissenters' Rights	34
Unclaimed Property Laws	34
Regulatory Approvals	34
Termination of Reverse Split	34
Backup Withholding	35
Available Information	35

SUMMARY TERM SHEET OF REVERSE SPLIT

The following is a summary of the material terms of the Reverse Split.  While this summary describes what we believe are the material terms and conditions of the Reverse Split, this Information Statement contains a more detailed description of these terms and conditions.  We urge you to carefully review, in their entirety, this Information Statement, the attached Exhibits and the documents incorporated by reference.

•	Terms of Reverse Split and Effects on Stockholders. As a result of the Reverse Split:

(a)           each stockholder owning fewer than 7,500 shares of our Common Stock immediately before the Effective Date of the Reverse Split will receive $0.35 in cash, without interest, in exchange for each such share which shall be automatically cancelled on the Effective Date, and as a result will no longer be a stockholder of the Corporation; and

(b)           each stockholder holding 7,500 or more shares immediately before the Effective Date will receive 1 share for each 7,500 shares it held before the Effective Date and $0.35 in cash, without interest, per such share that would result in a fractional share.

Shares bought, and held immediately before the Effective Date, as with all other shares, will be subject to the Reverse Split on the Effective Date.  Please see sections of this Information Statement entitled "Description of Reverse Split" and "Special Factors Pertaining to the Reverse Split - Effects of the Reverse Split" for a more detailed discussion of the foregoing.

•              Purpose and Reasons.  The primary effect of the Reverse Split will be to reduce our total number of record holders to below 300 by cashing out any shareholders who own less than 7,500 shares immediately before September __, 2009 (the "Effective Date"). This reduction will allow us to terminate registration of our Common Stock under the Exchange Act, as amended, and our obligation to file certain reports thereunder.  We anticipate that the Reverse Split will result in significant cost savings to us beginning in late 2009 and on an annual basis thereafter.  Please see the sections of this Information Statement entitled "Special Factors Pertaining to the Reverse Split – Purposes and Reasons" for more information for a more detailed discussion of the foregoing.

•              Fairness of Reverse Split.  The Board believes that the Reverse Split is in our best interests and is fair to the affiliated and unaffiliated holders of our shares, including those holders whose shares will be cashed out in the Reverse Split ("Cashed-out Holders") and those who will remain holders of our shares after the Reverse Split ("Continuing Holders").  Both the Cashed-out Holders and the Continuing Holders will receive cash in lieu of any fractional shares.

The Board has set $0.35 per pre-split share (the "Cash-out Price") as the cash consideration to be paid to stockholders instead of issuing fractional shares (i.e., portions of shares other than whole shares) in connection with the Reverse Split.  The Board made this determination in good faith after careful consideration of the material factors more particularly set forth in the section of this Information Statement entitled "Special Factors Pertaining to the Reverse Split."

The Cash-out Price of $0.35 per share represents the closing price exclusive of transaction costs on September 1, 2009.  The Board concluded that other valuation metrics including net book value, liquidation value and going concern reveal negative or de minimus share value.

The factors the Board considered in determining the fairness of the Reverse Split are described in greater detail in this Information Statement under the section entitled "Special Factors Pertaining to the Reverse Split – Fairness of the Reverse Split."

•              Authorization of Reverse Split and Voting Information.  We have authorized 3,600,000 shares of Common Stock, par value $0.01 per share. Of the 3,600,000 shares of Common Stock authorized, there are currently 3,420,000 shares issued and outstanding.  No Preferred Shares have been issued and as a result, there are no Preferred Shares outstanding.  Each issued and outstanding share of Common Stock is entitled to one vote.  Under Section 228 of the Delaware General Corporation Law, action by stockholders may be taken without a meeting, without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.  On that basis, the Proposals were adopted on September 3, 2009 by the written consent of the holders of 2,388,730 shares of Common Stock, representing a 70% interest in our issued and outstanding Common Stock and were submitted to the Secretary of the Corporation on or about September 4, 2009.  These holders are members of our Board or designate such members.  Please see sections of this Information Statement entitled "Additional Information on the Reverse Split – Past Transactions – Change in Control and Description and Interest of Certain Persons in Matters to be Acted Upon" and "Voting Information" for a more detailed discussion of the foregoing.

•              Effective Date.  The actions contemplated therein will become effective on the Effective Date which shall be at least 20 days following the distribution of this Information Statement, as required by applicable federal securities laws.  If the Proposals had not been adopted by written consent, we would have been required to submit the Proposals to our stockholders at an annual or special stockholders' meeting convened for approval.  Please see the section of this Information Statement entitled "Additional Information on the Reverse Split – How the Reverse Split will be Effected".

•              No Appraisal Rights.  Holders of our Common Stock do not have appraisal or dissenter's rights under Delaware Law in connection with the matters approved by stockholders in this Information Statement.

•              Distribution of Information Statement.  This Information Statement is being furnished by the Corporation, will be filed with the SEC, will be mailed to each stockholder, and will be publically available on the SEC's EDGAR website at www.sec.gov.  The Board has fixed the close of business on the Record Date, i.e. September __, 2009, for the determination of stockholders who are entitled to receive this Information Statement.

We will bear the entire cost of furnishing this Information Statement.  Stockholders are being provided with a hard copy of this Information Statement by mail to their address of record. Stockholders that request a hard copy rather than Internet availability will be provided with an additional copy. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

•              Share Price.  The Common Stock is quoted on the Pink Sheets under the symbol "FELI".  On September 1, 2009, the last known trade, the price of our Common Stock was $0.35 per share.

•              Material United States Federal Income Tax Consequences.  We will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Reverse Split.  Stockholders who receive no cash as a result of the Reverse Split will not recognize any gain or loss for federal income tax purposes.  Please see the section of this Information Statement entitled "Additional Information on the Reverse Split – Material United States Federal Income Tax Consequences" for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their shares as a result of the Reverse Split.

•              Unclaimed Property Laws.  All cash amounts payable in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.  Please see the section of this Information Statement entitled "Additional Information on the Reverse Split – Unclaimed Property Laws".

•              Termination of Reverse Split.  The Board will have the discretion to determine if and when to effect the Reverse Split, and reserves the right to abandon the transaction before the effective time of the Reverse Split, if for any reason the Board determines that, in our best interests or our stockholders, it is no longer advisable to proceed with the Reverse Split.  Please see the sections of this Information Statement entitled "Additional Information on the Reverse Split – Termination of the Reverse Split" for a more detailed discussion of the foregoing.

We urge you to read this document carefully and in its entirety, including the attached Exhibits. This Information Statement which includes notice of stockholder action by written consent is first being mailed on September __, 2009 to our stockholders of record on September __, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE PROPOSALS APPROVED BY WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF OUTSTANDING SHARES OF OUR COMMON STOCK.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

IMPORTANT NOTICE

We have not authorized any other person or entity to give any stockholder of the Corporation any information or to make any representations with respect to the transaction contemplated in this Information Statement which includes notice of stockholder action by written consent. YOU SHOULD NOT RELY ON ANY INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY US. The information contained in this Information Statement which includes notice of stockholder action by written consent is correct as of the date it was prepared. We will update this Information Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.  You should not interpret the contents of this document or any communication from us, whether written or oral, as legal, tax, accounting or other expert advice. YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to the Corporation for the periods ended December 31, 2008, 2007 and 2006, respectively.

Summary Executive Officer Compensation Table

Name and Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Comp.	Change In Pension/Non-Q Deferred Comp. (2)	All Other(3)	Total

Curtis J. Zamec, II,	2008	---	---	---	---	---	---	$2,769	$2,769
President and Chief
Executive Officer

Earl F. White, Vice President Finance and Administration, Chief Financial Officer	2008	$15,000	---	---	---	---	---	---	$15,000

Robert R. Compernolle, Vice President Finance and Corporate Controller	2008	$130,000	---	---	---	---	---	$28,596	$158,596

Gary L. Tessitore,	2008	$454,200	---	---	---	---	---	$8,944	$463,144
Former President and	2007	$416,000	---	---	---	---	---	$12,694	$428,694
Chief Executive Officer	2006	$416,000	---	---	---	---	---	$12,694	$428,694

R. Michael McEntee,	2008	$237,990						$6,556	$244,546
Former Vice President,	2007	$237,000	---	---	---	---	---	$9,775	$246,775
Chief Financial Officer	2006	$237,000	---	---	---	---	---	$9,998	$246,998

(1)
All stock options granted in years prior to the Corporation’s emergence from bankruptcy on January 23, 2004 were canceled as part of the Second Amended Plan of Reorganization.  No stock options have been granted since the emergence from bankruptcy.

(2)
The Corporation’s pension plan covering executive officers was terminated on December 15, 2003 and the Pension Benefit Guarantee Corporation (“PBGC”) is now the statutory trustee and controls the plan.  The Corporation has no pension plan that covers executive officers.

(3)
All other includes amounts contributed or accrued for years 2006, 2007 and 2008 under the Corporation’s Savings and Profit Sharing Plan (401(k)) and amounts received for vehicle allowance in 2006, 2007 and 2008.

Executive Officer Compensation Summary

Curtis J. Zamec, II.  Effective September 2, 2008, Mr. Zamec was appointed Chief Operating Officer of the Corporation.  Effective June 1, 2009, Mr. Zamec was appointed President and Chief Executive Officer of the Corporation.  Mr. Zamec is an at-will employee and receives base compensation of $250,000 per annum, a $750 vehicle allowance per month and is eligible, under the same terms and conditions offered to all of the Corporation's regular full time employees based in the United States, for various benefit programs including medical, dental and vision insurance, 401(k), vacation, short and long term disability and non-contributory and contributory life insurance.  Mr. Zamec does not participate in the Corporation's management incentive compensation program.  Mr. Zamec was originally appointed to the Corporation's Board effective June 13, 2008 subsequent to the change-in-control effective the same date.

Earl F. White.  Effective March 4, 2009, Mr. White was appointed Vice President Finance and Administration, Chief Financial Officer of the Corporation.  Mr. White joined the Corporation on November 16, 2008.  Mr. White is an at-will employee and receives base compensation of $130,000 per annum and is eligible, under the same terms and conditions offered to all of the Corporation's regular full time employees based in the United States, for various benefit programs including medical, dental and vision insurance, 401(k), vacation, short and long term disability and non-contributory and contributory life insurance.  Mr. White participates in the Corporation's management incentive compensation program on the same terms and conditions as other eligible employee's of the Corporation.

Robert R. Compernolle.  Effective March 4, 2009, Mr. Compernolle was appointed Vice President and Controller of the Corporation.  From November 1, 2008 to March 4, 2009, Mr. Compernolle was Vice President and Interim Chief Financial Officer of the Corporation.  Mr. Compernolle originally joined the Corporation in 1982 and has held a variety of financial and accounting positions.  Mr. Compernolle is an at-will employee and receives base compensation of $130,000 per annum, a $676 vehicle allowance per month and is eligible, under the same terms and conditions offered to all of the Corporation's regular full time employees based in the United States, for various benefit programs including medical, dental and vision insurance, 401(k), vacation, short and long term disability and non-contributory and contributory life insurance.  Mr. Compernolle participates in the Corporation's management incentive compensation program on the same terms and conditions as other eligible employee's of the Corporation.

Gary R. Tessitore.  Effective December 20, 2008, Mr. Tessitore resigned as the Corporation's President and Chief Executive Officer.  Mr. Tessitore had served as the Corporation's President and Chief Executive Officer since January 26, 1999.  Mr. Tessitore's base compensation at the time of his resignation was $428,480 per annum.  Mr. Tessitore also received a $745 vehicle allowance per month.  The employment agreement between the Corporation and Mr. Tessitore terminated upon his resignation.

Michael R. McEntee.  Effective November 1, 2008, Mr. McEntee resigned as the Corporation's Vice President and Chief Financial Officer.  Mr. McEntee had served as the Corporation's Vice President and Chief Financial Officer since September 23, 1991.  Mr. McEntee's base compensation at the time of his resignation was $244,110.  Mr. McEntee also received a $646 vehicle allowance per month.

The Corporation has no compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with the Corporation or from a change-in-control of the Corporation or a change in the named executive officer's responsibilities following a change-in-control.

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding options, warrants or rights to acquire shares of our Common Stock under plans either approved, or not approved, by our stockholders.

Compensation of Directors

The table below summarizes the cash compensation earned and options to purchase Common Stock granted to all persons who served as a Director of the Corporation in 2008.

Summary Director Compensation Table

Name	Fees Earned/ Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Comp.	Change In Pension/Non Qualified Deferred Comp.	All Other	Total
Curtis J. Zamec, II	$11,250	-	-	-	-	-	$11,250
Current Director

Brian F. Cassady	$11,250	-	-	-	-	-	$11,250
Current Director

Todd M. Hymel	$11,250	-	-	-	-	-	$11,250
Current Director

John R. Parker	$11,854	-	-	-	-	-	$11,854
Former Director

David A. Groshoff (1)	$11,646	-	-	-	-	-	$11,646
Former Director

Jeff G. Vogelsang	$11,167	-	-	-	-	-	$11,167
Former Director

(1)	Fees were paid directly to JP Morgan Asset Management to March 31, 2008 and directly to Mr. Groshoff from April 1, 2008 to June 13, 2008.

Director Compensation Summary
Compensation for Directors prior to June 13, 2008 consisted of an annual retainer of $22,500 and meeting fees.  Compensation for Directors elected concurrent with the change-in-control effective June 13, 2009 consists of an annual retainer of $22,500.  Following the change-in-control, the Board eliminated meeting fees.  For the year ended December 31, 2008 through current, there were no equity grants for compensation to the Corporation's current or former Directors. The Board may take action at any time to amend the amount or type of compensation it receives.

Employment Contracts, Termination of Employment and Change-in-Control Provisions

We have no compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with us or from a change-in-control of the Corporation or a change in the named executive officer's responsibilities following a change-in-control.

Fees Billed For Audit and Non-Audit Services

The following table represents the aggregate fees billed for professional audit services rendered by our independent auditor for the audit of the annual financial statements for the years ended December 31, 2008 and 2007.  For the periods ended December 31, 2007 and 2008, our independent auditor was BDO Seidman, LLP ("BDO").  In connection with our relocation of our principle offices to Iowa from Chicago, Illinois that occurred in March 2009, the Board dismissed BDO and engaged Kiesling Associates LLP ("Kiesling").  Kiesling is the auditor for the period ending December 31, 2009 and subsequent periods if extended by the Board and ratified by at least a quorum representing a majority of our shareholders.  For 2007 and 2008, audit and other fees were as follows:

Description	2008	2007
Audit Fees (1)	$223,225	$212,070
Audit-Related Fees (2)	-	-
Tax Fees (3)	-	-
All Other Fees (4)	-	$120,542
Total	$223,225	$332,612
______________________

(1)
Audit Fees.  These are fees for professional services for the audit of our annual financial statements included in our filings on Form 10-K, for the review of the quarterly and year-to-date financial statements included in our filings on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These are fees for the assurance and related services reasonably related to the performance of the audit or the review of our financial statements.

(3)	Tax Fees. These are fees for professional services with respect to tax compliance, tax advice, and tax planning.

(4)	All Other Fees. These are fees for permissible work that does not fall within any of the other fee categories, i.e., Audit Fees, Audit-Related Fees, or Tax Fees.

Pre-Approval Policy For Audit and Non-Audit Services

We do not have a standing audit committee.  As disclosed in filings related to the change-in-control and subsequently within Form 10-K for the period ending December 31, 2008, the full Board performs all functions of an audit committee.  This includes auditor communication and pre-approval of all audit and non-audit services before engagement.  All of the services rendered to us by the independent auditors were pre-approved by the Board.

Board of Directors Audit Report

The Board met and held discussions with management and our independent auditors. Management represented to the Board that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Board has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Board discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The independent auditors also provided the Board with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The independent auditor also reviewed its findings with the Board during one or more meetings for each applicable period.  The Board also discussed with the independent auditors and management the auditor's independence, including with regard to fees for services rendered and for all other professional services rendered by our independent auditors. Based upon the Board's discussion with management and the independent auditors and the Board's review of the representations of management and the report of the independent auditors to the Board, the Board recommended the inclusion of the financial information disclosed herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the Record Date (except as otherwise indicated) by:

▪	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; and

▪	each of our current Directors and executive officers; and

▪	each of our current Directors and executive officers; and

The applicable percentage of ownership is based upon 3,420,000 shares of Common Stock issued and outstanding as of the Record Date. Beneficial ownership is determined in accordance with applicable the SEC rules. There are no other options or warrants for shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date. Unless stated otherwise, the business address for each person named is that of the Corporation.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class (1)
Common Stock	Greenwich Investment Company LLC (2) 1465 East Putnam Avenue, Suite 229 Greenwich, Connecticut 06870	1,039,163	30.38%

Common Stock	Brian F. Cassady 510 Ocean Drive, Suite 501 Miami Beach, Florida 33139	995,978	29.12%

Common Stock	Curtis J. Zamec, II c/o Fansteel Inc. 1746 Commerce Drive Creston, Iowa 50801	353,589	10.34%
______________________

(1)
This percentage is a fraction with its denominator as 3,420,000 shares of the Corporation's Common Stock issued and outstanding as reported in the Corporation's SEC filings.  The numerator is determined for the applicable beneficial owner.

(2)	Mr. Leonard M. Levie is the sole owner of Greenwich Investment Company LLC and is deemed to be the beneficial owner of these securities.

These beneficial owners voted their shares in favor of the Reverse Split on September 3, 2009, by way of written consent as allowed by Delaware Law.

Security Ownership of Directors and Executive Officers

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class (1)
Common Stock	Curtis J. Zamec, II, President and Chief Executive Officer c/o Fansteel Inc. 1746 Commerce Road Creston, Iowa 50801	353,589	10.34%

Common Stock	Earl F. White, Vice President Finance and Administration, Chief Financial Officer c/o Fansteel Inc. 1746 Commerce Drive Creston, Iowa 50801	0	0.00%

Common Stock	Robert R. Compernolle, Vice President and Controller c/o Fansteel Inc. 1746 Commerce Drive Creston, Iowa 50801	0	0.00%

Common Stock	Brian F. Cassady, Director 510 Ocean Drive, Suite 501 Miami Beach, Florida 33139	995,978	29.12%

Common Stock	Todd M. Hymel, Director 100 Quai de la Rapee 75012 Paris, France All Executive Officers and Directors	0	0.00%

	All Executive Officers and Directors	1,349,567	39.46%
______________________

(1)
This percentage is a fraction with its denominator as 3,420,000 shares of the Corporation's Common Stock issued and outstanding as reported in the Corporation's SEC filings.  The numerator is determined for the applicable beneficial owner and for the total of all Executive Officers and Directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

There have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or 1% of our average total assets at year-end for the last three completed fiscal years in which any of our Directors, executive officers or beneficial holders of more than 5% of the outstanding shares of Common Stock, or any of their respective relatives, spouses, associates or affiliates, had has or will have any direct or material indirect interest, except as follows:

On August 17, 2009, representatives of a company controlled by Mr. Leonard M. Levie visited a warehouse leased by a wholly owned subsidiary of the Corporation to determine if excess space is suitable for their requirements and available for sublet.  While there is uncertainty as to whether or not a transaction will be consummated, the transaction as planned will not exceed the above mentioned threshold but will result in proportional cost savings for our wholly owned subsidiary and the entity controlled by Mr. Leonard M. Levie.  Each company will bear its own costs in connection with any transaction and subsequent operation of the warehouse and will receive its pro-rate share of any savings.

Our high level of debt and significant environmental liabilities have important consequences and require a substantial portion of our cash flow and management resources.  Our beneficial owners reported above might be asked by us and the beneficial owners might agree to contribute financial assistance in the form of production assistance, market development, additional equity investment, debt financing, management assistance without or at a reduced cost and/or other forms of monetary and non-monetary assistance to improve our liquidity or to allow us to pursue strategic opportunities that might be available to it.  There can be no assurance that any assistance will be provided.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange, requires our officers and Directors, and persons who beneficially own more than ten percent of a registered class of our equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the SEC. Such Reporting Persons are required by the SEC rules to furnish us with copies of all Section 16 forms they file. Based solely on its review of the copies of such filings, we believe that during the year ended December 31, 2008, these documents were filed timely.

CODE OF ETHICS

We have adopted a Code of Ethics for all its Directors, executive officers and employees.

CORPORATE GOVERNANCE

Independent Directors

Our shares trade on the Pink Sheets under the symbol "FELI".  While we are not subject to the director independence standards of the New York Stock Exchange ("NYSE") or the NASDAQ Stock Market, Inc. ("NASDAQ") because the Corporations shares are not listed on either of these national securities exchanges, the Board has determined given its controlled status, that if it were listed on either of these exchanges, it would be eligible for the controlled company exemption.  Under NASDAQ Marketplace Rules, if more than 50% of the voting power of a company is held by an individual, group or entity, such controlled company is not required to have a majority of independent directors or independent nominations or compensation processes. The company must still comply with all of the requirements related to audit committees, and the independent directors are required to meet at regularly scheduled executive sessions. In order to utilize this exemption, the company is required to disclose in its proxy statement that it is a controlled company and the basis for that determination. In order for a group to exist for purposes of this rule, the shareholders must have publicly filed a notice, such as a Schedule 13D.  For more information on the controlling share holders (the "Control Group"), please see the relevant filings on Forms Schedule 13D and 13D/A filed with the SEC's EDGAR system at www.sec.gov.  The Company filed Form 8-K announcing the change-in-control on June 18, 2008.  More information is contained therein.  This Form can also be found at www.sec.gov.  In addition, for a more information regarding the Corporation's controlled status, please review the disclosures within Form 10-K for the period ended December 31, 2008 and those within Form 10-Q for the periods ended March 31, 2009 and June 30, 2009.

Board Meetings and Committees; Annual Meeting Attendance

Subsequent to the change-in-control and through the period ended December 31, 2008, the Board held 6 meetings.  During this period, each of our Directors attended each meeting.  In addition, and as disclosed in filings related to the change-in-control, Mr. Leonard M. Levie, one of the significant beneficial owners of our Common Stock, was present at these meetings in accordance with his monitoring rights.

The Board does not have any standing audit committee or committee performing similar functions. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Board examined the SEC's definition of "audit committee financial expert" and concluded at least one member of the Board meets the requirements under this definition and qualifies as a "financial expert".

The Board does not have any standing nominating or compensation committee, or committees performing similar functions. The Board believes it is not necessary to have a standing nominating or compensation committee because the functions of such committees are adequately performed by the Board. All members of the Board participate in the consideration of Director nominees and of executive officer and Director compensation.

Shareholder Communications

Stockholders can send communications to the Board at the following address:

Board of Directors
c/o Mr. Curtis J. Zamec, II
Fansteel Inc.
1746 Commerce Road
Creston, Iowa 50801

In addition, copies of our financial and other reports can be found at the SEC's EDGAR website at www.sec.gov.

ITEM 1: ELECTION OF DIRECTORS

The written consents submitted to the Secretary of the Corporation include the re-election of our existing three (3) Directors for a period of one year commencing on September 3, 2009 or until his or her qualified successor is duly elected.  All of such nominees are now Directors of the Corporation, having been previously elected as Directors by written consent by a majority of the outstanding shares of our Common Stock and appointed by the remaining Board member following the change-in-control effective June 13, 2008.  The Board recommended that stockholders approve the election of all nominees and a majority of outstanding shares of Common Stock held by our stockholders approved the election of all nominees by written consent on September 3, 2009.  The information concerning the nominees and their shareholdings, if any, has been furnished by them.

Director Nominees

The nominees for Director and their ages are as follows:

Brian F. Cassady	42	Director since June 13, 2008
Curtis J. Zamec, II	41	Director since June 13, 2008 and President and Chief Executive Officer of the Corporation
Todd M. Hymel	36	Incumbent Director since June 13, 2008

Brian F. Cassady.  Mr. Cassady is President of 510 Ocean Drive Advisors, Inc. (d.b.a. "Black Management Advisors"). Black Management Advisors is primarily engaged in the business of providing financial and operational turnaround, restructuring and interim management services to troubled companies. Prior to founding Black Management Advisors, Mr. Cassady was a Director in the Turnaround and Restructuring Services practice of AlixPartners LLC from August 2002 until June 2007. Mr. Cassady received an MBA from the Harvard Business School in 1995 and a B.S. in Business Administration from Indiana University in 1989.

Curtis J. Zamec, II.  Mr. Zamec was appointed the Corporation's President and Chief Executive Officer on June 1, 2009.  Mr. Zamec served as the Corporation's Chief Operating Officer from September 2, 2008 to his current appointment.  Mr. Zamec is also the Principal of Prism Industrial, LLC. Prism Industrial is a specialty consulting firm that works with manufacturing companies to achieve a sustainable step change in customer, operational and financial performance.  Mr. Zamec's previous executive experience includes positions with Rexnord Industries, LLC (President - North America Commercial and Global Product Services and President - Coupling Business Group) and The Timken Company (several roles of increasing operational and commercial responsibility, including his final as General Manager, Timken de Mexico in Mexico City, Mexico). Mr. Zamec received a B.A. from the University of Minnesota in 1991.

Todd M. Hymel.  Mr. Hymel is Deputy Director of Mergers and Acquisitions for PPR, a French multinational company specializing in retail and luxury brands.  Prior to joining PPR in 2008, Mr. Hymel was Managing Partner of Naxos Capital Partners, a private equity firm focused on acquiring and developing small to lower mid-market companies. Prior to Naxos Capital Partners, Mr. Hymel was European Vice President of M&A Finance for Platinum Equity, a global private equity firm specializing in mid-market leveraged buy-outs and turnarounds.   Previous experience also included being a Senior Manager in the Transaction Services Practice of KPMG LLP in their Chicago and Paris offices assisting American and European clients execute foreign investments. Mr. Hymel received a B.S. in Accounting from the University of New Orleans in 1995.  Mr. Hymel was nominated by and serves at the pleasure of Greenwich Investment Company LLC, which is solely owned and controlled by Mr. Leonard M. Levie.

ITEM 2: RATIFICATION OF THE BOARD'S SELECTION OF KIESLING ASSOCIATES LLP
AS INDEPENDENT AUDITORS FOR 2009

The written shareholder consents submitted to the Secretary of the Corporation include the ratification of the Board's selection of Kiesling as the independent registered public accounting firm for the Corporation for the period ending December 31, 2009.  Prior to 2009, BDO served as our independent registered public accounting firm.  We engaged Kiesling following the closure of our Chicago headquarters and relocation of the same to Iowa in March 2009.  Kiesling is Iowa based.  There were no disagreements with BDO.

ITEM 3: AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT REVERSE SPLIT

The shareholder written consents submitted to the Secretary of the Corporation include the approval of amendments to our Certificate of Incorporation to effect a 7,500 to 1 Reverse Split of the Corporation's issued and outstanding Common Stock.  The Board recommended a vote in favor of the proposal to amend and restate the Certificate of Incorporation and the proposals were adopted on September 3, 2009 by the written consent of the holders of 2,388,730 shares of Common Stock, representing a 70% interest in our issued and outstanding Common Stock, and were submitted to the Secretary of the Corporation on or about September 4, 2009.

DESCRIPTION OF REVERSE SPLIT

The following describes the material terms of the Reverse Split. While this description describes what we believe are the material terms and conditions of the Reverse Split, we urge you to carefully review, in their entirety, the attached Exhibits and the documents incorporated by reference.

Terms of the Reverse Split

The terms of the Reverse Split are as follows:

A 7,500 to 1 Reverse Split of our shares will occur by and upon filing of an Amendment to our Certificate of Incorporation on September __, 2009 (the "Effective Date"). As a result:

a.
Each stockholder owning fewer than 7,500 shares of our Common Stock immediately before the Effective Date will receive $0.35 in cash, without interest, for each such share of our Common Stock owned by such stockholder and will no longer be a stockholder of the Corporation.

b.
Each stockholder holding 7,500 or more shares immediately before the Effective Date will receive 1 share for each 7,500 shares it held before the Effective Date and $0.35 in cash, without interest, per each such share that would result in a fractional share.

We intend to treat stockholders holding our Common Stock in street name in the same manner as record holders. Prior to the Effective Date, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name, and ask them to provide information on how many shares are held by beneficial holders will be cashed out, and request that they effect the Reverse Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Split. Accordingly, if you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee.

SPECIAL FACTORS PERTAINING TO THE REVERSE SPLIT

Purposes and Reasons, Alternatives and Effects of the Reverse Split

Purposes and Reasons.  The Reverse Split is intended to reduce the number of record holders of shares of our Common Stock below 300 and enable us to terminate the registration of, or deregister, our shares under Section 12(g) of the Exchange Act".  As a result of the Reverse Split, we expect we will have approximately 150 stockholders of record.  Securities are considered to be "held of record" in accordance with Rule 12g5-1 under the Exchange Act by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.  Institutional custodians such as Cede & Co. and other commercial depositories are each considered, generally, a single holder of record for purposes of these provisions.  We may, from time to time, enter into separate, open market or privately negotiated, transactions with various small lot shareholders to purchase such small lot shares in furtherance of our goal to reduce the number of record holders to well below 300.

We intend to file a Form 15 with the SEC to terminate the registration of our shares and our filing obligations as soon as possible after completion of the Reverse Split. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately terminated.  Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the termination.

Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated.  As a result, we will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Exchange Act, or again have record holders of common shares in excess of 300.

We believe the Board and sufficient shareholders approved this transaction because they concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages associated with being an SEC-reporting company and that the Reverse Split currently constitutes the most expeditious, efficient, cost effective and fair method to convert the Corporation from a public reporting company to a non-public, non-reporting company.

Over the last year, the market price of our Common Stock as quoted on Pink Sheets has ranged from $1.00 to a low of $0.05.  The Common Stock is quoted on the Pink Sheets under the symbol "FELI".  On September 1, 2009, the last known trade, the price of the Common Stock was $0.35 per share.

Many brokerage firms are reluctant to recommend low-priced stocks, like our Common Stock, to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price.  Other factors include the relative liquidity or illiquidity of the investment, limited float and generally wider bid/ask spreads.

We believe the costs incurred to remain "public" outweigh any value generated.  Audit costs, Sarbanes-Oxley costs and the time and attention required of management and the Board reduces available time and ultimately reduces the focus on serving our customers.  By effecting the Reverse Split, we will reduce our shareholder base to below the 300 threshold that requires continued SEC reporting.  A reduction in audit and Sarbanes-Oxley costs will improve our liquidity and the time and attention management and the Board otherwise would devote to these activities can be redirected.  We estimate that savings in accounting, legal and insurance expenses will total approximately $300,000 annually.  In addition, not needing to comply with Sarbanes-Oxley requirements will avoid an initial expenditure of at least $150,000 and save an additional $50,000 on an annual basis thereafter.

We believe our achieving cost savings is particularly important because we have a relatively high level of indebtedness, in part related to our discontinued operations, and in part related to funding our continuing operations.  As more fully disclosed within our past and recent filings on Form 10-K and Form 10-Q, discontinued operations have used a significant amount of our available cash flow.  Historically, to service this high level of debt, we have borrowed funds and used these funds to satisfy these debt obligations as they came due.  Today, continuing operations must generate cash flow in excess of the basic requirement for continuing operations which we must apply to our discontinued operations.  The current economic environment has created, and we anticipate will continue to create, uncertainty and volatility with some of our customers.  Significant volatility that we expect in our continuing operations could limit our ability to meet our contractual obligations as they come due and/or limit our ability to fund discontinued operations.

Our discontinued operations primarily were caused by extensive and costly environmental remediation requirements we incurred as a result of confirmation of the plan of reorganization pursuant to which we emerged from bankruptcy in 2004.  In certain cases, the remediation and timeline are behind schedule due to limitations on available funding.  This problem is most acute at our special purpose subsidiary, FMRI, Inc.

There are risks and uncertainty regarding the total cost of remediation at FMRI, Inc's. Muskogee Facility.  Through the plan of reorganization, we entered into three promissory notes with our special purpose entity, FMRI, Inc., to fund remediation.  The face value of the primary note is $30,600,000.  The face value of the secondary note is $4,200,000.  Should these amounts be insufficient to fully remediate the property in accordance with the Nuclear Regulatory Commission (the "NRC") site license and approved Plan of Decommissioning, the plan of reorganization provided for an unvalued contingent note.  The amount of the contingent note may be substantial and we may not have available resources to service it, or our obligations under one or both of the other notes as they become due.

Based on a comparable trading basis, balance sheet analysis and discounted cash flow analysis, we believe our equity has de minimis value.  We believe the nominal value of our equity is, in part, related to the high level of debt attributable to the promissory notes that obligate us to fund clean-up of the environmental liabilities we inherited, and in part due to our significant negative net worth.

Certain other companies have used their Common Stock to effect acquisitions.  We believe this is not feasible given our current balance sheet.  We have significant indebtedness, and we believe our equity has de minimis value and these shares of our stock would be impractical to use in any strategic transaction.  We believe our environmental issues create additional and significant uncertainties and these issues are generally not well received by prospective purchasers or potential partners.

Alternatives

In making the determination to proceed with the Reverse Split, the Board and the shareholders who approved the Reverse Split considered the feasibility of the alternative transactions described below.  The Board did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of our stockholders or had other features, such as triggering dissenters' rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board considered the feasibility of an issuer tender offer to repurchase our shares.  The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough shares would be tendered to sufficiently reduce the number of our stockholders.  In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders.  These requirements make it difficult to ensure that we would be able to reduce the number of record holders of our shares enough (i.e., below the 300 stockholder level) to permit us to deregister our shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister.  In addition, a tender offer would require significantly more cash than a Reverse Split.  As a result of these disadvantages, the Board determined not to pursue this alternative.

Reorganization Through A Cash-out Merger.  The alternative available to the Board which was most similar to the Reverse Split was coordinating a cash-out merger.  In order to effect the cash-out merger, our insiders (management and larger shareholders) would contribute their shares of Common Stock to form an acquisition entity which would merge into us.  As a result of the merger, the shares of our Common Stock (other than shares owned by insiders) would be converted into the right to receive cash.  The Board concluded that the Reverse Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 7,500 shares the opportunity to remain stockholders, (iii) does not require the formation of a new entity, (iv) allows us to avoid the regulatory issues and approvals associated with our merger into another corporation, and (v) does not trigger dissenters' rights as a cash-out merger would.

Maintaining the Status Quo.  The Board considered maintaining the status quo.  In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status.  In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management's focus on managing our business and growing shareholder value.  The Board believes that maintaining the status quo is not in our best interests or our stockholders and rejected this alternative.

Effects of the Reverse Split

The primary effect of the Reverse Split will be to reduce our total number of shareholders to below 300 record owners by cashing out any shareholders who own less than 7,500 shares immediately prior to the Effective Date. This will allow us to terminate registration of our Common Stock under the Exchange Act, as amended.  Consummation of the Reverse Split will not alter the number of authorized shares of Common Stock, nor alter the validity or transferability of stock certificates presently outstanding.  Continuing Holders of the Common Stock will have the same relative rights following the Effective Date of the Reverse Split as they had before the Effective Date.

As a result of the Reverse Split:

Each stockholder owning fewer than 7,500 shares of our Common Stock immediately before the Effective Date of the Reverse Split will receive $0.35 in cash, without interest, for each such share and will no longer be a stockholder of the Corporation ("Cashed-out Holders").

Each stockholder holding 7,500 or more shares immediately before the Effective Date will receive 1 share for each 7,500 shares it held before the Effective Date and $0.35 in cash, without interest, per each such share that would result in a fractional share ("Continuing Holders").

We expect that none of our executive officers, directors or their affiliates will be cashed out in the Reverse Split given their level of ownership of our Common Stock, though they will each receive a nominal amount of cash for fractional shares that are cashed out.  The Reverse Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of our Common Stock owned by such affiliated stockholders will increase slightly.  In addition, our directors, executive officers and their affiliates will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Effects on Cashed-out Holders.  Upon completion of the Reverse Split, Cashed-out Holders (i.e., holders of less than 7,500 shares immediately before the completion of the Reverse Split):

•              Will have their shares cancelled in exchange for the Cash-out Price instead of selling their shares at a time and for a price of their choosing;

•              Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $0.35 for each share held immediately before the Reverse Split;

•              Will not pay brokerage commissions or other transaction fees; and

•              Will no longer be a stockholder and will not have the opportunity to participate in the potential appreciation in the value of our shares unless they buy additional shares on the open market.

Cashed-out Holders do not have appraisal or dissenters rights under Delaware law or under our corporate charter.

For a discussion of the federal income tax consequences of the Reverse Split, please see the section of this Information Statement entitled "Description of Reverse Split Proposal – Material United States Federal Income Tax Consequences."

We intend to treat stockholders holding our Common Stock in street name in the same manner as record holders.  Prior to the Effective Date, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of Common Stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Split for those beneficial holders.  However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Split.  As a result, a stockholder holding a total of 7,500 or more shares of Common Stock may nevertheless have those shares cashed out if the stockholder holding a combination of street name shares and shares of record, or holds shares in multiple brokerage firms.  If you are in this situation and desire to remain a stockholder after the Reverse Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

If you are a Cashed-out Holder, you will receive a letter of transmittal from us as soon as practicable after the Reverse Split is completed.  The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to our transfer agent for your cash payment.  You will not receive your cash payment until you surrender your outstanding share certificate(s) to the transfer agent, along with a completed and executed copy of the letter of transmittal.  PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE(S) TO OUR TRANSFER AGENT.

Effects on Continuing Holders.  If the Reverse Split is completed, Continuing Holders (i.e., holders of 7,500 or more shares immediately before the Reverse Split):

•              Will hold one share for each 7,500 shares held immediately before the Reverse Split;

•              Will receive, in lieu of any fractional shares following the Reverse Split, $0.35 in cash, without interest, for any shares held immediately before the Reverse Split that result in the fraction;

•              Will likely experience a further reduction in liquidity of our shares and a possible decline in the price at which they may sell our shares;

•              Will experience a nominal increase in their respective ownership percentages of our shares;

•              Will have less access to information about our operations and financial results than is currently available to the general public, although we plan to continue to provide certain financial information to stockholders.

We may or may not provide investors with information they request that we are not required by law to provide. The Reverse Split will not affect the right of the Continuing Holders under Delaware Law to obtain certain information from us.  Under Delaware Law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Our shares are currently quoted on the Pink Sheets under the symbol "FELI".  We intend to have our shares quoted in the Pink Sheets in the Limited Information Tier following the Reverse Split. This tier covers issuers that have provided limited information with respect to the preceding six months. Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Reverse Split.

Effects on Share Certificates.  All share certificates evidencing ownership of shares of our Common Stock outstanding prior to the Reverse Split will, after the Effective Date, be deemed to represent (a) for Cashed-out Holders, the right to receive $0.35 for each share being repurchased, and (b) for Continuing Holders, the right to receive (i) a new share certificate or, if we amend our bylaws so as to discontinue the need to deliver physical stock certificates, an electronic entry on the books of our transfer agent representing one share for each 7,500 shares held prior to the Reverse Split, and (ii) in lieu of any fractional shares following the Reverse Split, $0.35 in cash, without interest, for each share held immediately before the Reverse Split that results in the fraction.  DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.  Please see "Additional Information on the Reverse Split – How the Reverse Split will be Effected" for additional information on this subject.

Effects on Us.  Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Exchange Act, we expect our business and operations to continue in substantially the same manner as they are presently conducted. Our executive officers and directors will not change due to the Reverse Split.  We expect to realize time and cost savings as a result of terminating its public company status, and intend to invest those savings in other areas of our business operations.  Other than as described in this Information Statement, neither we nor our management have any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of our assets; change the composition of the Board or management; change materially our indebtedness or capitalization; or otherwise effect any material change in our corporate structure or business.

Effects on Rights of Shareholder.  There will be no changes with respect to voting, liquidation or other rights associated with shares of our Common Stock.

Effects on Our Executive Officers, Directors and Affiliates.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Reverse Split on stockholders generally, if we complete the Reverse Split and deregister, our insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates (including executive officers, directors, and 10% shareholders) to dispose of their shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and our shares are deregistered, we will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.

We expect that upon the completion of the Reverse Split, our executive officers and directors will own approximately 76% of the then outstanding shares, as compared to approximately 70% of the common shares outstanding immediately prior to the Reverse Split.

Fairness of the Reverse Split

The Board believes that the Reverse Split is in our best interests and is fair to both the affiliated and unaffiliated holders of our Common Stock, including those holders whose shares will be cashed out in the Reverse Split ("Cashed-out Holders") and those who will remain holders of our shares after the Reverse Split ("Continuing Holders"). Both the Cashed-out Holders and the Continuing Holders will receive cash in lieu of any fractional shares that result from the Reverse Split.

The Board has set $0.35 per pre-split share (the "Cash-out Price") as the cash consideration to be paid by us to stockholders instead of issuing fractional shares (i.e., portions of shares other than whole shares) in connection with the Reverse Split. The Board made this determination in good faith after careful consideration of several factors, including those discussed just below.  The Board did not engage any independent party or valuation firm to opine on whether the Cash-out Price is fair to the holders of our Common Stock.

The Cash-out Price of $0.35 per share represents the closing price exclusive of transaction costs on September 1, 2009.

The Board's analysis of the Corporation as a going concern performed in conjunction with the proposed Reverse Split found a de minimis value per share, giving consideration to our net discounted cash flows on the basis of a five year projection from 2009 through 2013.

Our net book value, based on the historical cost of our assets and liabilities, is negative $3.25 (-$3.23) per share of Common Stock at June 30, 2009.

Our Common Stock would likely have no positive value in the case of liquidation.  Several previous liquidation attempts were not effected due to many reasons, including our liabilities exceeded, and on the date hereof still exceed, the fair value of our assets.

The reduction in the total number of stockholders following the Reverse Split may further reduce the liquidity of our shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a Reverse Split, there is very limited liquidity for our shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

We intend and anticipate that our shares will continue to trade and be quoted on the Pink Sheets Limited Information Tier. This tier covers issuers that do not provide periodic reports via Pink Sheet's News Service, do not file periodic reports on Form 10-K or Form 10-Q or current reports on Form 8-K with the SEC's EDGAR system, or whose reports are older than six months on Pink Sheet's News Service.  It is our intent to provide our Continuing Holders with a copy of our annual audited financial statements, including income statement, statement of cash flows and balance sheet.  If a qualified broker-dealer is not willing to quote our shares, after we cease to post period reports, stockholders will be unable to use the Pink Sheets to trade our shares.

Cashed-out Holders will be cashed out involuntarily and will have no further financial interest in us and will not have the opportunity to participate in the potential appreciation in the value of our shares unless such Cashed-out Holders purchase shares in the open market after the Effective Date.

The Reverse Split provides Cashed-out Holders with an opportunity to liquidate their shares of our Common Stock without paying brokerage commissions or other transaction fees.

After completion of the Reverse Split and the subsequent deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that our Chief Executive Officer and Chief Financial Officer certify the accuracy of the financial statements contained in our Exchange Act filings.

Directors, executive officers and any stockholders who own more than 10% of our outstanding Common Stock will experience certain advantages after the Reverse Split in that they will be relieved of certain SEC reporting requirements and "short-swing profit" trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

Reports, Opinion, Appraisals, Negotiations

We have not received any reports, opinions or appraisals relating to the consideration or fairness of the consideration offered to our shareholders or the fairness of the transaction to us or our shareholders or any other report that we determined to be materially related to the Reverse Split or the terms of the Reverse Split.

ADDITIONAL INFORMATION ON THE REVERSE SPLIT

Past Transactions – Change in Control and Description and Interest of Certain Persons in Matters to be Acted Upon

On June 10, 2008 our principle beneficial owners, Messrs. Levie, Cassady and Zamec, formed a control group to coordinate the voting with their shares of Common Stock on certain matters, including the election of our Board. Pursuant to the cooperation agreement they executed at that time, they have voted their shares for the election of our current Board of Directors, which consists of Mr. Cassady, Mr. Zamec, and Mr. Todd Hymel, who is a designee of Mr. Levie.  These transactions were described in a schedule 13 D/A and a Current Report on Form 8-K, dated June 10, 2008 and June 18, 2008 that were respectively filed with the SEC on June 13, 2008 and June 19, 2008 and which are hereby incorporated by reference. The control agreement expired by its terms on October 31, 2008, but the beneficial ownership of shares of our Common Stock held by the original control group has not materially changed and continues to constitute 70% of the shares of our Common Stock that is eligible to vote on matters affecting us.  The Board appointed Mr. Zamec, as our President and Chief Executive Officer effective June 1, 2009.  This event was reported on the Current Report on Form 8-K dated June 4, 2009 that was filed with the SEC on June 4, 2009.

In evaluating and approving the Reverse Split, the Board and these beneficial owners have acted in good faith and in a manner that they believe serves our best interests and that of our shareholders. However, the Board has not hired or appointed directors or representatives to evaluate or approve the Reverse Split who would be considered independent under customary guidelines.

Our current Board and original members of the control group have no plans and do not anticipate selling or transferring their shares of Common Stock, either before the Effective Date or for the foreseeable future thereafter and they have no plans to change our management or operations or to enter into any major transactions, such as a merger or sale of assets.  However, after the Effective Date, the Board will, consistent with its fiduciary duties, continue to evaluate any such transactions that may present themselves to us and if such transactions are in our best interests and that of our shareholders, may approve and pursue any such transactions in accordance with Delaware Law and our Certificate of Incorporation and By-laws.  Potential Continuing Shareholders should know that the Board and members of the original control group will continue to be able to act by written consent without notice or a meeting prior to approving any such transactions or other corporate matters, such as, but not limited to, the election of directors and major corporate transactions, such as, but not limited to, a merger or sale of assets, and thereby will continue to exercise control of our affairs, finances and operation.

Sources and Amounts of Funds

We expect that the aggregate Cash-out Price to the Cashed-out Holders and Continuing Holders will be approximately $122,500.  We intend to fund this amount from internally generated funds.  In addition to the Cash-out Price described above, we will also pay all of the expenses related to the Reverse Split which we estimate will aggregate approximately $25,000 and details are estimated as follows:

•      approximately $17,500 for legal expenses

•      approximately $7,500 for miscellaneous expenses (transfer agent, printing, shareholder mailing, postage, etc.)

Financial Information

Historical Financial Information

Our historical financial information for the years ended December 31, 2008 and 2007, which should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, are hereby incorporated by reference.

Summary Financial Information

	Period Ended December 31, 2008	Period Ended December 31, 2007	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Net Sales	$79,945,305	$74,838,004	$41,775,530	$40,527,128
Gross Profit	11,756,838	10,536,815	7,520,474	6,641,226
Net Income from Continuing Operations	1,202,795	1,254,211	5,220,202	2,477,664
Loss from Discontinued Operations	(1,905,560)	(3,755,195)	(1,656,142)	(1,558,437)
Net Income (Loss)	(702,765)	(2,500,984)	3,564,060	819,227
Per Weighted Average Common Shares Outstanding:
Income From Continuing Operations (1)	$0.35	$0.37	$1.53	$0.70
Net Income (Loss) (1)	$(0.21)	$(0.73)	$1.05	$0.24

Total Current Assets	$20,661,503	$23,135,131	$22,261,360	$23,716,336
Net Property, Plant and Equipment	9,702,329	9,002,950	9,578,243	9,6265,621
Total Other Assets	14,219,484	15,070,301	13,645,439	14,178,116
Total Assets	44,583,316	47,208,382	45,485,042	47,520,941

Total Current Liabilities	28,354,685	31,541,049	26,216,563	32,670,596
Long-term Debt	5,982,373	6,491,265	6,003,990	4,045,115
Total Liabilities	58,992,915	59,738,877	56,536,445	59,236,230
Total Shareholders’ Deficit	(14,615,463)	(12,711,272)	(11,051,403)	(11,912,519)
Total Liabilities and Shareholders’ Deficit	$44,583,316	$47,208,382	$45,485,042	$47,520,941

Book Value Per Share	$(4.27)	$(3.72)	$(3.23)	$(3.48)
Ratio of Earnings to Fixed Charges	0.68	N/A	8.01	8.89

(1)	Basic earnings per share and diluted earnings per share are the same.

Our book value per share, as set forth above, has been derived from financial statements prepared by management of the Company relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), our President Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects our financial condition, results of operation and cash flows of the Company as of, and for, the periods presented in such periodic reports.

Certain Financial Effects of the Reverse Split

We do not expect the Reverse Split or our use of approximately $147,500 cash to complete the Reverse Split (which amount includes payments to be made in lieu of issuing fractional shares to Cashed-out Stockholders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. We expect to finance the Reverse Split with internally generated funds or availability under or revolving loan facility.

If the Reverse Split is consummated, Cashed-out Stockholders will receive cash from us, in the amount of $0.35 per share of Common Stock. We anticipate that the costs to us (including expenses) of effecting the Reverse Split and purchasing these fractional shares will be approximately $147,500. The repurchase of these fractional shares resulting from the Reverse Split is estimated to cost approximately $122,500 and would reduce the number of stockholders of record from approximately 700 to approximately 150.

We expect that, as a result of the Reverse Split and the cashing out of fractional shares:

•              Our aggregate stockholders' equity will be increased from approximately negative $14,615,463 (-$14,615,463) at December 31, 2008 to approximately negative $14,437,963 (-$14,437,963); and

•              The par value per share of Common Stock that is not cashed out in the Reverse Split will remain unchanged at $0.01; and

•             The book value per share of Common Stock would decrease nominally from a negative $4.27 (-$4.27) to a negative $4.70 (-$4.70) assuming the cashing out of fractional shares had occurred on December 31, 2008.

Ratio of Earnings to Fixed Charges

	Year Ended December 31, 2007		Year Ended December 31, 2008	Adjustments		Pro Forma Year Ended December 31, 2008	Six Months Ended June 30, 2009	Adjustments		Pro Forma Six Months Ended June 30, 2008
Historical:
Interest Expense		$1,705,219	$1,501,919	$	- 48,813	$1,453,106	$447,028	$	- 24,406	$422,622
Interest Elements of Rents		-	-		-	-	-		-	-
Pro Forma:
Interest Income		-	-		-	-	-		-	-
		$1,705,219	$1,501,919	$	- 48,813	$1,453,106	$447,028	$	- 24,406	$422,622
Earnings:
Income Before Taxes:	$	(2,500,984)	$1,015,235		$348,013	$1,363,248	$3,581,822		$174,406	$3,756,228
Historical		-
Pro Forma

Fixed Charges		$1,705,219	$1,501,919	$	- 48,813	$1,453,106	$447,028	$	- 24,406	$422,622
Ratio of Earnings to Fixed Charges		N/A	0.68		N/A	0.94	8.01		N/A	8.89

Pro Forma Information

The following pro forma financial information has been derived from our financial statements. The financial statements for the year ended December 31, 2008 have been audited.  The financial statements for the six-month period ended June 30, 2009 are unaudited.

The pro forma financial statements have been prepared with the assumption that the Reverse Split was completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional shares under one are repurchased. We anticipate that approximately 350,813 pre-split shares will be repurchased at $0.35 per share, for a total purchase amount of approximately $122,500.

The pro forma results are not indicative of future results because our public reporting costs for the periods presented include only the historic public costs and do not include the additional expenses that would be required to comply with current federal securities laws requirements, including significant expenses that would be incurred in complying with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference. See "Available Information - Incorporation of Certain Documents by Reference."

Fansteel Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2009

	Historic June 30, 2009	Adjustments		Pro Forma June 30, 2009

Net Sales	$41,775,530	$		$41,775,530
Cost and Expenses
Cost of products sold	34,255,056			34,255,056
Selling, general and administrative	2,457,098	150,000	(1)	2,307,098
	36,712,154	150,000		36,562,154
Operating Income	5,063,376	150,000		5,213,376

Other Income (Expense)
Nonrecurring Gain (Loss)	631,877			631,877
Interest expense	(447,028)	24,406		(422,622)
Other	(10,261)			(10,261)
	174,588	24,406		198,994
Income from Continuing Operations Before Income Taxes	5,237,964			5,412,370
Income Taxes	17,762			17,762
Net Income from Continuing Operations	5,220,202	174,406		5,394,608
Loss from Discontinued Operations	(1,656,142)			(1,656,142)
Net Income	$3,564,060	174,406		$3,739,476
Weighted Average Number of Common Shares Outstanding	3,420,000			3,069,187
Basic and Diluted Net Income (Loss) per Share (2)
Continuing Operations	$1.53			$1.76
Discontinued Operations	(0.48)			(0.54)
Net Income	$1.05			$1.22

(1)	The pro forma adjustment reflects the reduction in certain costs incurred by us as a result of our status as a public reporting company.

(2)	Basic earnings per share and diluted earnings per share are the same.

Fansteel Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended December 31, 2008

	Historic December 31, 2008	Adjustments		Pro Forma December 31, 2008

Net Sales	$79,945,305	$		$79,945,305
Cost and Expenses
Cost of products sold	68,188,467			68,188,487
Selling, general and administrative	6,330,981	300,000	(1)	6,030,981
	74,519,448	300,000		74,219,448
Operating Income	5,425,857	300,000		5,725,857

Other Income (Expense)
Nonrecurring Gain (Loss)	-			-
Interest expense	(1,501,919)	48,013		(1,453,906)
Other	(1,003,143)			(1,003,143)
	(2,505,062)	48,013		(2,457,049)
Income from Continuing Operations Before Income Taxes	2,920,795			3,268,808
Income Taxes	1,718,000			1,718,000
Net Income from Continuing Operations	1,202,795	348,013		1,550,808
Loss from Discontinued Operations	(1,905,560)			(1,905,560)
Net Income	$(702,765)	348,013		$(354,752)
Weighted Average Number of Common Shares Outstanding	3,420,000			3,069,187
Basic and Diluted Net Income (Loss) per Share (2)
Continuing Operations	$0.35			$0.51
Discontinued Operations	(0.56)			(0.62)
Net Income	$(0.21)			$(0.11)

(1)	The pro forma adjustment reflects the reduction in certain costs incurred by us as a result of our status as a public reporting company.

(2)	Basic earnings per share and diluted earnings per share are the same.

Fansteel Inc.
Pro Forma Condensed Balance Sheet
For the Twelve Months Ended December 31, 2008

	Historical December 31, 2008	Pro Forma Adjustment		Pro Forma December 31, 2008

ASSETS
Current assets
Cash and cash equivalents	$322,392	$177,500	(1)	$499,892
Accounts receivable, less allowance of $212,000 and $170,000 at December 31, 2008 and December 31, 2007, respectively	8,702,986			8,702,986
Inventories
Raw material and supplies	1,439,142			1,439,142
Work-in process	8,290,525			8,290,525
Finished goods	506,392			506,392
Total inventories	10,236,059			10,236,059
Prepaid expenses	1,400,066			1,400,066
Total current assets	20,661,503			20,839,003

Property, plant and equipment
Land	917,419			917,419
Buildings	4,246,784			4,246,784
Machinery and equipment	9,836,932			9,836,932
	15,001,135			15,001,135
Less accumulated depreciation	5,298,806			5,298,806
Net property, plant and equipment	9,702,329			9,702,329

Other assets
Deposits	227,593			227,593
Reorganization value in excess of amounts allocable to identified assets	12,893,734			12,893,734
Property held for sale	720,000			720,000
Other	378,157			378,157
Total other assets	14,219,484			14,219,484

	$44,583,316	$177,500		$44,760,816

(1)	The pro forma adjustment reflects the reduction of certain costs incurred by us as a result of our status as a public reporting company. This is an estimate.

Fansteel Inc.
Pro Forma Condensed Balance Sheet
For the Twelve Months Ended December 31, 2008

	Historical December 31, 2008	Pro Forma Adjustments		Pro Forma December 31, 2008

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$8,091,366	$		$8,091,366
Accrued liabilities	7,082,009			7,082,009
Short-term borrowings	11,093,451			11,093,451
Current maturities of long-term debt	2,087,859			2,087,859
Total current liabilities	28,354,685			28,354,685

Long-term debt, less current maturities	5,982,373			5,982,373

Other liabilities
Environmental remediation	22,189,410			22,189,410
Non-current pension liability	2,466,447			2,466,447
Total other liabilities	24,655,857			24,655,857

Total liabilities	58,992,915			58,992,915

Minority Interest	205,864			205,864

Shareholders' equity (deficit)
Common stock, par value $0.01 Authorized 3,600,000 shares, issued and outstanding 3,420,000	34,200			34,200
Capital in excess of par value	296,314			296,314
Accumulated deficit	(13,653,908)	300,000	(1)	(13,353,908)
Treasury Stock	0	(122,500	)(2)	(122,500)
Accumulated other comprehensive loss	(1,292,069)			(1,292,069)

Total shareholders’ deficit	(14,615,463)			(14,437,963)

Total liabilities and shareholders' deficit	$44,583,316	$177,500		$44,760,816

(1)	The pro forma adjustment reflects the reduction of certain costs incurred by us as a result of our status as a public reporting company. This is an estimate.

(2)	The pro forma adjustment reflects the cash out of the fractional shares resulting from the Reverse Split.

Voting Securities

Market Price of Our Common Stock

Our shares trade on the Pink Sheets under the ticker symbol "FELI".  On September 1, 2009, the last reported sales price for our Common Stock was $0.35 per share.

The following table reports, for the periods indicated, the high and low closing bid prices per share for our Common Stock as reported by Pink Sheets.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices.

Period	High	Low
2009
First Quarter	$0.75	$0.40
Second Quarter	$1.00	$0.40
2008
First Quarter	$1.00	$0.05
Second Quarter	$2.00	$0.05
Third Quarter	$1.40	$0.35
Fourth Quarter	$1.00	$0.25
2007
First Quarter	$0.25	$0.10
Second Quarter	$0.23	$0.15
Third Quarter	$0.55	$0.20
Fourth Quarter	$0.52	$0.08

Dividends

We have never declared or paid dividends on our Common Stock.  We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.  In addition, many, if not all, of our financing agreements preclude a payment of dividends on our Common Stock.

Stockholders

As of September 1, 2009, there were approximately 700 holders of record of our Common Stock.

Stock Purchases

Our three principal beneficial owners within the last two years purchased an aggregate of 2,388,630 shares of our Common Stock in open market and privately negotiated transactions and own 70% of our issued and outstanding Common Stock.  See sections of this Information Statement entitled "Security Ownership of Certain Beneficial Owners and Management" and "Additional Information on the Reverse Split – Past Transactions – Change in Control and Description and Interest of Certain Persons in Matters to be Acted Upon".

Voting Information

We have authorized 3,600,000 shares of Common Stock, par value $0.01 per share. Of the 3,600,000 shares of Common Stock authorized, there are currently 3,420,000 shares issued and outstanding.  No Preferred Shares have been issued and as a result, there are no Preferred Shares outstanding.  During the past two years, we have not paid any dividend on our capital stock.  Each issued and outstanding share of Common Stock is entitled to one vote.

The Proposals were adopted on September 3, 2009 by the written consent of the holders of 2,388,730 shares of our Common Stock representing a 70% interest in our issued and outstanding Common Stock and were submitted to the Secretary of the Corporation on or about September 4, 2009.  We anticipate the actions contemplated therein will become effective on or about September __, 2009, or at least 20 days following the distribution of this Information Statement.  If the Proposals had not been adopted by written consent, we would have been required to submit the Proposals to our stockholders at an annual or special stockholders' meeting convened for approval.

Pursuant to Section 228 of Delaware Law, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders.

Holders of our Common Stock do not have appraisal or dissenter's rights under Delaware Law in connection with the matters approved by stockholders in this Notice of Action by Written Consent.

How the Reverse Split will be Effected

On the Effective Date, we will file an Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Split (the "Reverse Split Amendment").

The Reverse Split Amendment will provide that each 7,500 shares of our Common Stock outstanding at 5 p.m. (New York City time) on the day before the Effective Date of the filing, which is expected to be on or about September __, 2009, will be exchanged for one post-Reverse Split share of our Common Stock.  Upon filing of the Reverse Split Amendment with the Delaware Secretary of State, the outstanding certificates representing shares of our Common Stock will automatically represent an equivalent number of shares post-Reverse Split to the extent the original shares held were equal or greater than 7,500 shares of our Common Stock.  On the Effective Date, all share certificates evidencing ownership of our shares held by Cashed-out Holders shall be deemed cancelled without further action by either the Cashed-out Holders or us.  Thereafter, such certificates, rather than representing an ownership interest in us, will represent only the right to receive cash in the amount of $0.35 per share upon their surrender.  The shares acquired by us in connection with the Reverse Split will be returned to the status of authorized but unissued shares.

We will give notice to holders of record of shares of Common Stock that the Reverse Split has become effective and will include with such notice instructions as to how shareholders owning fractional shares of our Common Stock after the Effective Date will receive payment for such shares.

We also may include instructions as to how our Continuing Stockholders may surrender for exchange any stock certificates presently held by them for new certificates representing the number of shares of Common Stock after the Reverse Split.

Or, alternatively if we adopt a suitable Amendment to our Amended and Restated Bylaws that shares of our Common Stock no longer need to be represented by share certificates, shares would be converted to book entry and the balance adjusted to reflect the effectiveness of the Reverse Split. From and after the effectiveness of such amendment, transfers of shares of our Common Stock would be recorded by means of book entry only.  We expect that we will adopt an amendment to our Amended and Restated Bylaws to effect this change prior to or concurrent with the effectiveness of the Reverse Split.  Adopting such amendment would further reduce the time and expense of record keeping and eliminate the time and expense incurred in issuing, from time to time, share certificates of the Corporation in response to shareholder inquiries and corresponding custodial, storage and transfer fees.

The name and address of our transfer agent is BNY Mellon Shareowner Services, Attention Ms. Agnus Martin, 480 Washington Boulevard, Jersey City, New Jersey, 07310, U.S.A.

Material United States Federal Income Tax Consequences

Fansteel Inc. will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Reverse Split.

Stockholders who receive no cash as a result of the Reverse Split will not recognize any gain or loss for federal, state and/or local income tax purposes.

Stockholders who receive cash as a result of the Reverse Split may be required to recognize a gain or loss for federal, state and/or local income tax purposes depending on their cost basis.  We strongly recommend that Stockholders consult their tax and legal advisors regarding their specific tax situation.  We are not responsible for any gain or loss a Stockholder may incur as a result of the Reverse Split.

The foregoing summary is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE REFERENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE CORPORATION WITH RESPECT TO THE REVERSE SPLIT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES.  WE ADVISE EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Unavailability of Appraisal or Dissenters' Rights

Holders of our Common Stock do not have appraisal or dissenter's rights under Delaware Law or our Amended and Restated Articles of Incorporation whether or not the stockholder votes in favor of the Reverse Split.

Unclaimed Property Laws

All cash amounts payable in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Information Statement entitled "Reverse Split Proposal — Unclaimed Property Laws" for more information.

Regulatory Approvals

We are not aware of any material governmental or regulatory approval required for completion of the Reverse Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

Termination of Reverse Split

The Board will have the discretion to determine if and when to effect the Reverse Split and reserves the right to abandon the transaction after stockholder approval and before the Effective Date of the Reverse Split, if for any reason the Board determines that it is no longer advisable to proceed with the Reverse Split. Although the Board presently believes that the Reverse Split is in our best interests and has unanimously recommended and voted for the Reverse Split, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Reverse Split. Among other things, the Board may withdraw the Reverse Split if any of the following occur: (1) a change in the nature of our shareholdings that (a) would prevent us from reducing the number of record holders below 300 as a result of the Reverse Split, or (b) would reduce the number of record holders below 300 persons without effecting the Reverse Split; (2) a change in the number of shares to be exchanged for cash in the Reverse Split that would substantially increase the cost and expense of the Reverse Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Reverse Split inadvisable.

Backup Withholding

We may be subject to backup withholding tax on payment of the Cash-out Price on any fractional share of post-split Common Stock received by non-U.S. stockholders. The percentage of backup withholding would be subject to each non-U.S. stockholder's country in which he or she may reside. Backup withholding will not apply, however, to a non-corporate U.S. holder who timely furnishes a correct taxpayer identification number and certifies that the non-corporate U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or is otherwise exempt from backup withholding. If a non-corporate U.S. holder provides an incorrect taxpayer identification number on IRS Form W-9 or a substantially similar form, the non-corporate U.S. holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the non-corporate U.S. holder's federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

AVAILABLE INFORMATION

The Reverse Split will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act.  As a result, we have filed the Schedule 13E-3 which contains additional information about us.  Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copies, or obtained by mail, by written request addressed to Fansteel Inc., Attn:  Curtis J. Zamec, II, 1746 Commerce Road, Creston, Iowa 50801.

Additional information concerning the Corporation including our annual report on Form 10-K for the period ended December 31, 2008 and quarterly reports on Form 10-Q for the past quarters ended March 31, 2009 and June 30, 2009, any reports on Form 8-K or other forms which have been filed with the SEC are incorporated herein by reference.  You may read and copy any materials we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street Northwest., Washington, District of Columbia, 20549, U.S.A. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, EDGAR, that contains our reports and other information at www.sec.gov.

The information incorporated by reference is considered to be an important part of this Information Statement.  Any statement in a document incorporated by reference in this Information Statement will be deemed to be modified or superseded to the extent a statement contained in this Information Statement or any other subsequently filed document that is incorporated by reference in this Information Statement modifies or supersedes such statement.

By Order of the Board of Directors,

	By:	/s/ Curtis J. Zamec, II
September __, 2009		Curtis J. Zamec, IIPresident and Chief Executive Officer

EXHIBIT A

PROPOSED FORM OF AMENDMENT TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
TO EFFECT REVERSE SPLIT

ARTICLES OF AMENDMENT
OF
FANSTEEL INC.

Section 4 of the Amended and Restated Articles of Incorporation of Fansteel Inc. dated January 23, 2004 is amended by adding a new paragraph at the end of Section 4 as follows:

"All issued and outstanding shares of Common Stock, par value $0.01 per share (the "Pre Split Common Stock"), shall be and hereby are automatically combined and reclassified (the "Reverse Split"), such that each seventy-five hundred (7,500) shares of Pre Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, par value $0.01 per share ("New Common Stock").  The Corporation shall not issue fractional shares on account of the Reverse Split.  Each holder of less than 7,500 shares of Pre Split Common Stock immediately before the Reverse Split will receive cash in the amount of $0.35, without interest (the "Cash-out Price"), for each share of Pre Split Common Stock held immediately before the effective time of the Reverse Split.  Each holder of 7,500 or more shares of Pre Split Common Stock immediately before the effective time of the Reverse Split will receive one share of New Common Stock for each 7,500 of Pre Split Common Stock held before the effective time of the Reverse Split, and in lieu of any fractional shares following the Reverse Split, will receive $0.35 in cash, without interest, for any Pre Split Common Stock held immediately before the Reverse Split that result in the fraction.  Certificates representing shares of Pre Split Common Stock are hereby canceled and shall represent only the right of holders thereof to receive, as applicable, the Cash-out Price and/or New Common Stock."  "Immediately before the effective time of the Reverse Split" shall mean 5 p.m., New York City time, on September __, 2009, the day prior to the day these Articles of Amendment are filed with the Delaware Secretary of State.